UNITED STATES
SECURITIES AND EXCHANGE  COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 14, 2019

CTS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Indiana	1-4639	35-0225010
(State or other jurisdiction of incorporation)	(Commission File Number)	(1.R.S. Employer Identification No)

4925 Indiana Avenue
Lisle, IL	60532
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (630) 577-8000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a12)
☐Pre-commencement communications pursuant to Rule 14d 2(b) under the Exchange Act ( 17 CFR 240. l 4d2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4( c))

Item 1.01    Entry into a Material Definitive Agreement.

On February 12, 2019, CTS Corporation (the “Company”) and its subsidiary CTS International B.V. entered into a five-year Credit Agreement with BMO Harris Bank N.A., as L/C Issuer and Administrative Agent; BMO Capital Markets, as Sole Book Runner and Joint-Lead Arranger; Bank of America, N.A. as Joint-Lead Arranger; Wells Fargo Bank N.A., as Joint-Lead Arranger; PNC Bank, N.A.; The Northern Trust Company; and U.S. Bank N.A. (the “Credit Agreement”). The Credit Agreement provides for a revolving credit facility of $300 million, which may be increased by $150 million at the request of the Company, subject to Administrative Agent approval.

The Company’s new unsecured credit facility replaces the prior $300 million unsecured credit facility. The prior Credit Agreement by and among CTS Corporation, BMO Harris N.A., as L/C Issuer and Administrative Agent; BMO Capital Markets, as Sole Book Runner and Co-Lead Arranger; Bank of America, N.A., as Co-Lead Arranger and Syndication Agent; PNC Bank, N.A.; Wells Fargo, N.A., as Documentation Agent; and The Northern Trust Company (the “Prior Credit Agreement”) was due to expire on August 10, 2020. Borrowings of $50 million under the Prior Credit Agreement were refinanced under the Credit Agreement and the Prior Credit Agreement was terminated as of February 12, 2019.

The revolving credit facility provided under the Credit Agreement includes a swing line sublimit of $15 million and a letter of credit sublimit of $10 million. Borrowings on the revolving credit facility bear interest, at the Company’s option, at the base rate plus the applicable margin for base rate loans or LIBOR plus the applicable margin for LIBOR loans. The base rate is the greater of (i) Harris N.A.’s prime commercial rate, (ii) the Federal funds rate plus .5%, and (iii) the L1BOR Quoted Rate for that day plus 1.00%. The base rate margin may range from .00% to 1.00% based on the Company’s total leverage ratio. The LIBOR margin may range from 1.00% to 2.00% based on the Company’s total leverage ratio. The Company pays a letter of credit issuance fee of .125% and a letter of credit participation fee quarterly based on the applicable margin for L1BOR loans. The Company pays a commitment fee quarterly on the unused portion of the revolving credit facility. The commitment fee may range from .20% to .30% based on the Company’s total leverage ratio.

The Credit Agreement contains customary covenants including limitations on the ability of the Company and its subsidiaries to incur debt, make certain investments, make acquisitions, incur liens, dispose of assets, and make non-cash distributions to its shareholders. These limitations are subject to significant exceptions as set forth in the Credit Agreement. The Credit Agreement requires that the Company maintain a maximum total leverage ratio of 3.5 to 1 (provided that the Company may by written notice increase the maximum leverage ratio to 4.0 to 1 on a one-time basis for the four consecutive quarters following a permitted acquisition which the total consideration is $100 million or greater) and a minimum fixed charge coverage ratio of 1.25 to 1. Borrowings under the Credit Agreement are guaranteed by the Company and certain of its subsidiaries.

The Credit Agreement provides for customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants, false representations or cross defaults. If an event of default occurs, the lenders under the Credit Agreement will be entitled to take various actions, including the acceleration of amounts due under the Credit Agreement.

Certain of the lenders, agents and other parties to the Credit Agreement and their affiliates have in the past provided, and in the future may provide, commercial banking and other services to the Company and its subsidiaries. Those parties have received, and may in the future receive, customary compensation for such services.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Credit Agreement which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 1.02    Termination of Material Definitive Agreement

Information reported under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 1.02.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Information reported under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

Exhibit    Description
10.1Credit Agreement by and among CTS Corporation, the Lenders from time to time parties thereto, and BMO Harris
    Bank N.A, as L/C Issuer and Administrative Agent dated February 12, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTS CORPORATION

Date: February 14, 2019	By:	/s/ William M. Cahill
William M. Cahill
Chief Accounting Officer